CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price	Amount of registration fees(3)
Common Stock, $1.00 par value per share	352,231	$31.91	$11,239,691.21	$1,288.07

(1)	The securities registered herein are offered pursuant to an automatic shelf registration statement.
(2)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The offering price and registration fee are based on the average of the high and low price for our common stock on December 5, 2011, as reported on the New York Stock Exchange.
(3)	The registration fee has been transmitted to the SEC in connection with the offering of common stock pursuant to the registration statement No. 333-166533 by means of this prospectus supplement in accordance with Rule 457(r).

Filed Pursuant to Rules 424(b)(7) and 424(c)

Registration Number: 333-166533

PROSPECTUS SUPPLEMENT #23

(to prospectus dated May 5, 2010)

SHARES OF COMMON STOCK

The information in this document supplements the information set forth in the prospectus dated May 5, 2010 relating to the registration of our common stock under our Registration Statement on Form S-3 (SEC Registration No. 333-166533). We incorporate this prospectus supplement by reference into the prospectus.

This prospectus supplement relates to 352,231 shares of our common stock issued by us, in a transaction not requiring registration under the Securities Act of 1933, as amended, as partial consideration to acquire all of the benefits consulting business of the persons named under the heading “Selling Stockholders.” This prospectus supplement and the related prospectus may be used to resell shares of our common stock only by the persons named under the heading “Selling Stockholders.” You should read this supplement together with the prospectus.

We are not offering or selling any securities pursuant to this prospectus supplement. We will not receive any of the proceeds from the sale of these shares by the selling stockholders.

Our common stock is traded on the New York Stock Exchange under the symbol “AJG”. Investing in our common stock involves a high degree of risk. See the discussion under “Risk Factors” beginning on page 2 of the prospectus dated May 5, 2010 and those risk factors contained in the documents we incorporate by reference into such prospectus, to learn about factors you should consider before buying shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE

SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES

OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY

REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus supplement is dated December 6, 2011.

SELLING STOCKHOLDERS

The table below sets forth, for the selling stockholders named herein, to the extent known by us, the number of shares of our common stock beneficially owned, the number of shares of common stock offered hereby and the number of shares and percentage of outstanding common stock to be owned after the completion of this offering.

None of the selling stockholders named herein has held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years other than in connection with our arms-length purchase of their business and as a result of their ownership of our securities.

All information contained in the table below is based upon information provided to us by the selling stockholders, and we have not independently verified this information. Selling stockholders may at any time trade all or some of their shares of our common stock without providing notice to us. Therefore, the table set forth below and comparable tables set forth in previous supplements may not reflect the number of shares of our common stock held by the selling stockholders listed below as of the date of this supplement.

The percentage of shares beneficially owned is based on 113,228,738 shares of our common stock issued and outstanding as of October 31, 2011.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to the Completion of the Offering	Number of Shares Registered for Sale Hereby	Shares Owned After the Completion of the Offering
			Number	Percent
Worksite Communications, Inc.	10,063	10,063	0	*
Michael H. Sheridan Revocable Living Trust	171,084	171,084	0	*
Joseph P. Gaudino	171,084	171,084	0	*

*	Less than 1%

VALIDITY OF THE SECURITIES

The validity of the shares of common stock offered hereby has been passed upon for us by Seth Diehl, Esq., Senior Counsel, Corporate & Securities of our Company.

Estimated Expenses of Issuance and Distribution

Securities and Exchange Commission filing fee	$1,288
Accounting fees and expenses	—
Legal fees and expenses	—
Printing fees	$400
Miscellaneous	—

Total expenses	$1,688

All of the above fees and expenses will be paid by us. Other than the SEC filing fee, all fees and expenses are estimated.